EXHIBIT 99.2

Contact Information:	FOR IMMEDIATE RELEASE

At the Company:

FRB | Weber Shandwick:

Gregory S. Skinner	James Hoyne
Vice President Finance and CFO	(310) 407-6546
(650) 306-1650

LANDEC CORPORATION REPORTS SALE OF ITS

SPECIALTY CHEMICALS COMPANY

MENLO PARK, CA — October 25, 2002 — Landec Corporation (Nasdaq: LNDC), a developer and marketer of technology-based polymer products for food, agricultural and licensed partner applications, today announced it has sold its specialty chemicals company, Dock Resins Corporation, to The Lubrizol Corporation (NYSE: LZ).  The investment banking firm Grace Matthews, Inc. advised Landec on the transaction.

Landec will receive approximately $14 million in gross proceeds from the sale of Dock Resins.  The final purchase price will be adjusted based on Dock Resins’ final closing balance sheet.  Proceeds from the sales will be used to pay off Dock Resins debt of approximately $4.0 million and to pay for selling related expenses of approximately $1.0 million.  The remaining proceeds will be used to reduce Landec’s debt and to fund future operating needs.  The sale will result in additional losses from discontinued operations in fiscal year 2002 of approximately $1.7 million.

“Dock Resins has played a key role in developing plant processes to manufacture Landec’s Intelimer® polymers in commercial quantities,” stated David Taft, Landec’s Chief Operating Officer.  “With Dock Resins strength in coatings, inks, adhesives and other acrylic polymer applications, Lubrizol is gaining a strong platform in resins that should extend their significant coatings and ink additives businesses.  In addition, Landec and Lubrizol will be exploring possible applications for Landec’s core Intelimer polymer technology which were not included in the Dock Resins transaction.”

Under the terms of the agreement, insurance claims of approximately $9 million from the February 2000 fire that severely damaged Dock Resins’ laboratory and office building have been assigned to Landec.  The estimated timeframe to settle these claims and the ultimate amount, if any, that Landec may receive cannot be determined at this time.

Also under the terms of the agreement, Landec entered into a three-year supply agreement with Dock Resins for the manufacture of specific polymer products that are sold by Landec or used in other Landec operations.

“The sale of Dock Resins concludes a year long process of significantly improving our balance sheet by selling non-strategic assets and generating cash flow from operations to pay down debt,” stated Gary Steele, President and Chief Executive Officer of Landec.  “We began the year with $17.8 million of term debt and we estimate by year end our term debt will have been reduced by over 55% to approximately $7.5 million.  Strengthening our balance sheet by reducing long-term debt is a key component of our strategic focus on growing our technology-based food and agricultural businesses.”

About Lubrizol

The Lubrizol Corporation is a global fluid technology company concentrating on high-performance chemicals, systems and services for industry and transportation.

About Grace Matthews

Grace Matthews, Inc., with offices in Milwaukee, WI and Boston, MA, provides merger, acquisition, and corporate finance advisory services to chemical industry clients.  For more detailed information on Grace Matthews, Inc., visit www.gracematthews.com.

About Landec

Landec Corporation designs, develops, manufactures and sells temperature-activated and other specialty polymer products for a variety of food, agricultural and licensed partner applications. The Company’s temperature-activated polymer products are based on its proprietary Intelimer polymers which differ from other polymers in that they can be customized to abruptly change their physical characteristics when heated or cooled through a pre-set temperature switch.

Except for the historical information contained herein, the matters discussed in this news release are forward-looking statements that involve certain risks and uncertainties that could cause actual results to differ materially, including such as factors among others, as the timing and expenses associated with expanding operations, the ability to achieve acceptance of the Company’s new products in the marketplace, the uncertainty related to the integration of new business acquisitions, adverse weather conditions that can affect the supply and price of produce, the amount and timing of research and development funding and license fees from the Company’s collaborative partners, the timing of regulatory approvals and new product introductions, the mix between pilot production of new products and full-scale manufacturing of existing products, the mix between domestic and international sales, and the risk factors listed in the Company’s Form 10-K for the 2001 fiscal year. (See item 2: Management’s Discussion and Analysis of Financial Condition and Results of Operations.) As a result of these and other factors, the Company expects to continue to experience significant fluctuations in quarterly operating results and there can be no assurance that the Company will become or remain consistently profitable.  The Company undertakes no obligation to update or revise any forward-looking statements whether as a result of new developments or otherwise.

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